UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 7, 2025

Knife River Corporation
(Exact name of registrant as specified in its charter)

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)
Delaware	1-41642	92-1008893

1150 West Century Avenue
P.O. Box 5568
Bismarck, North Dakota 58506-5568
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code (701) 530-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Common Stock, $0.01 par value	KNF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 7, 2025 (the “Effective Date”), Knife River Corporation (the “Company”) and certain of its subsidiaries entered into that certain First Amendment (the “First Amendment”) with the lenders and other parties party thereto and JPMorgan Chase Bank, N.A., as administrative agent, amending that certain Credit Agreement, dated as of May 31, 2023 (as previously amended, supplemented or otherwise modified prior to such date, the “Credit Agreement”), among the Company, the lenders and other parties party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

The First Amendment provides for (a) a five-year, senior secured revolving credit facility with aggregate commitments in an amount equal to $500 million (the “Revolving Credit Facility”), (b) a five-year, senior secured term loan facility in an aggregate principal amount equal to approximately $265 million (the “Term Loan A Facility”) and (c) a seven-year, senior secured term loan facility in an aggregate principal amount equal to $500 million (the “Term Loan B Facility”). Letters of credit are available under the Credit Agreement in an aggregate amount of up to $100 million.

Borrowings under the Revolving Credit Facility and Term Loan A Facility bear interest at an annual rate equal to, at the Company’s option, either (a) term SOFR as defined in a customary manner (“Term SOFR”) or (b) an alternate base rate, plus in each case an applicable rate based on the Company’s consolidated total net leverage ratio. Borrowings under the Term Loan B Facility bear interest at an annual rate equal to, at the Company’s option, either (a) Term SOFR plus 2.00% per annum, in the case of Term SOFR loans, or (b) the alternate base rate plus 1.00% per annum, in the case of alternate base rate loans.

The Revolving Credit Facility and Term Loan A Facility mature on the fifth anniversary of the Effective Date and the Term Loan B Facility matures on the seventh anniversary of the Effective Date, subject to, in the case of the Term Loan B Facility, a springing maturity in certain circumstances.

The First Amendment also modified certain provisions of the Credit Agreement, including to provide for the Term Loan B Facility.

The Company used a portion of the proceeds of the Term Loan B Facility to consummate the previously announced acquisition of Strata Corporation and related assets pursuant to that certain Asset and Equity Purchase Agreement, dated as of December 20, 2024, among KRC Holdings, Inc., Strata Corporation, Glacier Resources, Ltd. and the other parties party thereto (the “Acquisition”) and pay fees and expenses in connection therewith.

JPMorgan Chase Bank, N.A., Bank of America, N.A., MUFG Bank, Ltd., Royal Bank of Canada, U.S. Bank National Association and Wells Fargo Securities, LLC are acting as joint lead arrangers and joint bookrunners in respect of the First Amendment, JPMorgan Chase Bank, N.A., Bank of America, N.A., MUFG Bank, Ltd., Royal Bank of Canada, U.S. Bank National Association and Wells Fargo Securities, LLC are acting as co-syndication agents in respect of the First Amendment, TD Securities (USA) LLC is acting as documentation agent in respect of the First Amendment, and PJT Partners LP is acting as financial advisor to the Company in connection with the First Amendment.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, as amended by the First Amendment, which is filed as Exhibit 10.1 to this 8-K and incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.     Other Events.

On March 10, 2025, the Company issued a press release announcing the completion of the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number    Description

10.1                First Amendment, dated as of March 7, 2025, among Knife River Corporation, as borrower, the guarantors party thereto, the lenders and other parties party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.†

99.1                Press Release of the Company, dated as of March 10, 2025.

104                Cover Page Interactive Data File (embedded within the Inline XBRL document).

† Certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knife River Corporation

Date March 10, 2025	By /s/ Karl A. Liepitz
Karl A. Liepitz
Vice President, Chief Legal Officer and Secretary
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